                                                     EXHIBIT 4(b)

                CONTRACT CONTENTS
----------------------------------------------------------------------------
        ----GOLDEN                             SINGLE PREMIUM
     -------AMERICAN                           DEFERRED MODIFIED
   ---------LIFE INSURANCE                     GUARANTEED ANNUITY
       -----COMPANY                            MASTER CONTRACT


Golden American is a stock company domiciled in Delaware.
------------------------------------------------------------------------------



Offices:  1475 Dunwoody Drive, West Chester, Pennsylvania 19380


|----------------------------------------------------------------------------|
|CONTRACTHOLDER:                  GROUP CONTRACT NUMBER:             |
|GOLDEN INVESTORS TRUST           G000018-OE                     |
|----------------------------------------------------------------------------|
|ISSUED IN:                       CONTRACT ISSUE DATE:               |
|DELAWARE                         [JUNE 19, 2000]                            |
|----------------------------------------------------------------------------|



In this Contract, we, our and us refer to the Golden American Life Insurance Company.

In consideration of application for this Contract and the payment of Premiums, we agree, subject to the terms and considerations of this Contract, to provide the benefits described in this Contract to the persons eligible under the terms of this Contract.

If this Contract is in force, we will make income payments to the Certificate Owner starting on the Annuity Commencement Date shown in each Certificate. If the Certificate Owner or the Annuitant (if the Certificate Owner is other than a natural person) dies prior to the Annuity Commencement Date shown in each Certificate, we will pay a death benefit to the Beneficiary. The amounts of such benefits are subject to the terms of this Contract.

All death proceeds due under this Contract will be paid according to the Beneficiary designation and the provisions of this Contract.
Payment of such death proceeds by us will completely discharge our liability with respect to the amounts so paid.

All provisions set forth on the following pages are a part of this Contract.








Signed for Golden American Life Insurance Company on the Contract Date.





Customer Service Center       Secretary: /s/ Myles R. Tashman
1475 Dunwoody Drive                     ---------------------
West Chester, PA  19380       President: /s/ Barnett Chernow
                    ---------------------

----------------------------------------------------------------------------
SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY MASTER CONTRACT
Annuity benefit payable at Commencement Date. Death benefit payable in event of the Certificate Owner's death prior to Commencement Date. Benefits guaranteed if the Certificate is held for a period equal to the current Guarantee Period. The Cash Surrender Values are based on a separate account Market Value Adjustment formula if the annuity is held for a shorter period. CASH SURRENDER VALUES MAY INCREASE OR
DECREASE BASED ON THE MARKET VALUE ADJUSTMENT FORMULA. Nonparticipating.


GA-MC-1070                                                     6/00

                           CONTRACT CONTENTS
----------------------------------------------------------------------------

THE SCHEDULE......................3   THE CONTRACT'S BENEFITS......10

                                       Cash Surrender Value Benefit
IMPORTANT TERMS...................4     Partial Withdrawal Option
                                       Proceeds Payable to the
INTRODUCTION TO THIS CONTRACT.....6     Beneficiary
                                       Exemption of Benefits
  The Contract
  The Certificate Owner
  The Annuitant                       CHOOSING AN INCOME PLAN......12
  The Beneficiary
  Change of Owner or Beneficiary       Annuity Benefits
                                       Annuity Commencement Date
HOW WE MEASURE THE CERTIFICATE'S        Selection
ACCUMULATION VALUE................8    Frequency Selection
                                       The Income Plan
  Single Premium Payment               The Annuity Options
  Accumulation Value                   Payment When Named Person Dies
  Fixed Account
  Guarantee Periods                OTHER IMPORTANT INFORMATION.....14
  Market Value Adjustments
                                     Entire Contract
                                     Sending Notice to Us
                                     Reports to the Certificate Owner
                                     Assignment
                                     Changing a Certificate
                                     Contract Changes - Applicable
                                     Tax Law
                                     Misstatement of Age or Sex
                                     Non-Participating
                                     Payments We May Defer
                                     Authority to Make Agreements
                                     Required Note on Our Computations

  Copies of any additional riders and endorsements are at the back of this Contract.

























GA-MC-1070                        2                            6/00

                             THE SCHEDULE
----------------------------------------------------------------------------

|----------------------------------------------------------------------------|
|Contractholder                               Group Contract Number          |
|[GOLDEN INVESTORS TRUST]                     [123456]                       |
|----------------------------------------------------------------------------|
|Issue State                                  Contract Issue Date            |
|[DELAWARE]                                   [JUNE 19, 2000]                |
|----------------------------------------------------------------------------|
|Separate Account(s)                                                         |
|[FIXED ACCOUNT]                                                             |
|----------------------------------------------------------------------------|

Surrender Charges
The Surrender Charge is imposed if a Certificate is surrendered or an excess Partial Withdrawal is taken at any time other than the 30 days immediately preceding the Maturity Date of a Guarantee Period. The Surrender Charge is calculated as a percentage of the Accumulation Value withdrawn or surrendered, adjusted by the Market Value Adjustment. Surrender Charges vary according to the duration of the Guarantee Period. The Surrender Charges are 8% in the first year, then decrease 1% per year thereafter until the end of the Guarantee Period as shown in the following schedule:

YEAR IN
GUARANTEE PERIOD    1    2    3    4    5    6    7    8    9    10
____________________________________________________________________
    %              8.0  7.0  6.0  5.0  4.0  3.0  2.0  1.0  0.0   0.0

Surrender Charges restart at the beginning of each Guarantee Period for the life of the Certificate. We currently offer Guarantee Periods of [1, 3, 5, 6, 7, 8, 9, and 10] year(s).

Premium Taxes
We deduct the amount of any Premium or other state and local taxes levied by any state or governmental entity when such taxes are incurred.

We reserve the right to defer collection of Premium Taxes until surrender or until the application of Accumulation Value to an Annuity Option. An excess Partial Withdrawal will result in the deduction of any Premium Tax then due us on such amount. No interest will be credited on Premium Tax deducted. We reserve the right to change the amount we charge for Premium Tax charges to conform with changes in the law or if a Certificate Owner changes state of residence.

























GA-MC-1070                        3                            6/00

                            IMPORTANT TERMS
----------------------------------------------------------------------------

ACCUMULATION VALUE - The Accumulation Value of a Certificate equals the Single Premium Paid less Partial Withdrawals and any Premium Taxes accumulated with interest. Interest is calculated from the Certificate Date.

ANNUITANT - The person designated by the Certificate Owner to be the measuring life in determining Annuity Payments.

ANNUITY COMMENCEMENT DATE - For each Certificate, the date on which Annuity Payments begin.

ANNUITY OPTIONS - Options a Certificate Owner selects that determine the form and amount of annuity payments.

ANNUITY PAYMENT - The periodic payment a Certificate Owner receives. It may be either a fixed or a variable amount based on the Annuity Option chosen.

BENEFICIARY - The person designated to receive benefits in the case of the death of the Certificate Owner.

CASH SURRENDER VALUE - The amount a Certificate Owner receives upon surrender of a Certificate.

CERTIFICATE ANNIVERSARY - The anniversary of the Certificate Date.

CERTIFICATE DATE - The date we received the Premium and upon which we begin determining the Certificate values. It may not be the same as the Certificate Issue Date. The Certificate Date is the date used to determine Certificate months, processing dates, years, and anniversaries.

CERTIFICATE ISSUE DATE - The date the Certificate is issued at our Customer Service Center.

CERTIFICATE OWNER - The person (persons if there is a joint
Certificate Owner, or entity if the Certificate Owner is not an individual) who owns a Certificate and is entitled to exercise all rights of the Certificate. This person's death also initiates payment of the death benefit.

CERTIFICATE YEAR - The period between Certificate Anniversaries.

CONTINGENT ANNUITANT - The person designated by the Certificate Owner who, upon the Annuitant's death prior to the Annuity Commencement
Date, becomes the Annuitant.

CONTRACTHOLDER- The entity to whom this group Contract is issued.

CONTRACT ISSUE DATE - The date the group contract is issued at our Customer Service Center

GUARANTEE PERIOD - The period of years a rate of interest is guaranteed to be credited to the Accumulation Value of a Certificate.

GUARANTEED INTEREST RATE - The effective annual interest rate which we will credit for a specified Guarantee Period.

ISSUE AGE - The Annuitant's or Certificate Owner's age on the last birthday on or before the Certificate Date.

MARKET VALUE ADJUSTMENT - A positive or negative adjustment. It may apply if all or part of the Cash Surrender Value is withdrawn prior to the Maturity Date of the Guarantee Period.

MATURITY DATE - The date on which a Guarantee Period matures. The Maturity Date is the last day of the last Certificate Year in the Guarantee Period.




GA-MC-1070                        4                            6/00

----------------------------------------------------------------------------

NONPARTICIPATING - This Contract and any Certificates will not pay dividends. They will not participate in any of our surplus or earnings.

PREMIUM - The payment amount required to put each Certificate in effect.

PREMIUM TAX - Premium Tax means any tax or fee imposed or levied by any federal or state government, or political subdivision thereof, on the Premium of a Certificate.



















































GA-MC-1070                        5                            6/00

                     INTRODUCTION TO THIS CONTRACT
----------------------------------------------------------------------------

THE CONTRACT

This Contract creates a legal contract between you, the Contractholder, and us, the Insurer. Only our President, a Vice
President or Secretary can change, modify or waive the provisions of the Contract or a Certificate.

A Certificate outlines the terms of this Contract. It is issued to members of the eligible class in consideration of the payment of the Single Premium.

The provisions of this Contract and the Certificate shall, in all events, be construed to comply with the requirements of Section 72(s) of the Internal Revenue Code of 1986, as amended.

THE CERTIFICATE OWNER

The Certificate Owner is also the Annuitant unless another Annuitant has been named by the Certificate Owner and is shown in the Certificate. The Certificate Owner has the rights and options described in the Certificate and this Contract, including but not limited to the right to receive the Annuity Benefits on the Annuity Commencement Date.

One or more people may own a Certificate. In the case of a sole Certificate Owner who dies prior to the Annuity Commencement Date, we will pay the Beneficiary the death benefit then due. If the sole Certificate Owner is not an individual, we will treat the Annuitant as Certificate Owner for the purpose of determining when the Certificate Owner dies under the death benefit provision (if there is no Contingent Annuitant), and the Annuitant's age will determine the applicable death benefit payable to the Beneficiary. The sole Certificate Owner's estate will be the Beneficiary if no Beneficiary designation is in effect, or if the designated Beneficiary has predeceased the Certificate Owner. In the case of a joint Certificate Owner dying prior to the Annuity Commencement Date, the surviving Certificate Owner(s) will be deemed as the Beneficiary(ies).

THE ANNUITANT

The Annuitant is the measuring life of the Annuity Benefits provided under a Certificate. The Certificate Owner may name a Contingent
Annuitant. The Annuitant may not be changed during the Annuitant's lifetime.

If the Annuitant dies before the Annuity Commencement Date, the Contingent Annuitant becomes the Annuitant. The Certificate Owner will be the Contingent Annuitant unless the Certificate Owner names someone else. The Annuitant must be a natural person. If the Annuitant dies and no Contingent Annuitant has been named, we will allow the Certificate Owner sixty days to designate someone other than themselves as an Annuitant. If all Certificate Owners are not individuals and, through the operation of this provision, a Certificate Owner becomes Annuitant, we will pay the death proceeds to the Beneficiary. If there are joint Certificate Owners, we will treat the youngest of the Certificate Owners as the Contingent Annuitant designated, unless the Certificate Owner elects otherwise.

THE BENEFICIARY

The Beneficiary is the person to whom we pay death proceeds if any Certificate Owner dies prior to the Annuity Commencement Date. See Proceeds Payable to the Beneficiary for more information. We pay death proceeds to the primary Beneficiary (unless there are joint Certificate Owners in which case the death benefit proceeds are payable to the surviving Certificate Owner). If the primary Beneficiary dies before the Certificate Owner, the death proceeds are paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death proceeds to the Certificate Owner's estate.





GA-MC-1070                        6                            6/00

----------------------------------------------------------------------------

Unless otherwise provided, benefits will be paid as though the Beneficiary died before the Certificate Owner if:

(1)  the Beneficiary dies at the same time as the  Certificate Owner;
      or
(2)  within 24 hours of the Certificate Owner's death.

One or more persons may be named as primary Beneficiary or contingent Beneficiary. In the case of more than one Beneficiary, we will assume any death proceeds are to be paid in equal shares to the surviving Beneficiaries. The Certificate Owner can specify other than equal shares.

The Certificate Owner has the right to change Beneficiaries, unless the Certificate Owner designates the primary Beneficiary irrevocable. When an irrevocable Beneficiary has been designated, the Certificate Owner and the irrevocable Beneficiary may have to act together to exercise the rights and options under this Contract and Certificate.

CHANGE OF OWNER OR BENEFICIARY

During the Certificate Owner's lifetime and while a Certificate is in effect the Certificate Owner can transfer ownership of the Certificate or change the Beneficiary. To make any of these changes, the Certificate Owner must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center. See Proceeds Payable to Beneficiary.


































GA-MC-1070                        7                            6/00

HOW WE MEASURE THE CERTIFICATE'S ACCUMULATION VALUE
----------------------------------------------------------------------------

SINGLE PREMIUM PAYMENT

The Single Premium Payment is required to put a Certificate in effect. The amount of the Single Premium Payment is shown in the Certificate. If any check presented as payment of any part of the Premium for a Certificate is not honored, the Certificate will be void.

ACCUMULATION VALUE

The Accumulation Value of a Certificate equals the Single Premium
Paid, less any Partial Withdrawals and any Premium Taxes, accumulated with interest. Interest is calculated from the Certificate Date.

The rates of interest will be as we declare. The Initial Guaranteed Interest Rate will be credited each Certificate Year during the Initial Guarantee Period. Guaranteed Interest Rates will be determined for subsequent Guarantee Periods at the beginning of that period and credited each Certificate Year during the current Guarantee Period. Interest will be credited daily at a rate to yield the declared annual Guaranteed Interest Rate. The Initial Guaranteed Interest Rate and any Guaranteed Interest Rates declared for subsequent Guarantee Periods will not be less than 3%.

In case of a full or Partial Withdrawal, interest will be credited on the portion of the Accumulation Value surrendered up to the date the surrender is requested. Accumulation Values at any date within a Certificate Year will be determined by us with allowance for the time elapsed in the Certificate Year. No interest will be credited on any Premium Tax deducted.

FIXED ACCOUNT

The Fixed Account is a separate account under state insurance law and is not required to be registered with the Securities and Exchange Commission under the Investment Company Act of 1940. The Fixed Account includes the Single Premium Paid which we credit with fixed rates of interest for the Guarantee Period the Certificate Owner selects. We reset the interest rates for subsequent Guarantee Periods based on our sole discretion.

GUARANTEE PERIODS

The Initial Guarantee Period is selected by the Certificate Owner from among the durations then being offered by the Company and is shown in the Certificate. The length of the Initial Guarantee Period will determine the Initial Guaranteed Interest Rate.

Upon the expiry of a Guarantee Period, a subsequent Guarantee Period will begin. Each subsequent Guarantee Period will be the same length as the previous Guarantee Period, unless a) the Certificate Owner elects a different duration from among those then being offered by the Company; or b) the new Guarantee Period would extend beyond the Annuity Commencement Date then in effect. If the period remaining from the expiry of the previous Guarantee Period to the Annuity Commencement Date is less than the period the Certificate Owner has elected or the period expiring, the next shortest period then available that will not extend beyond the Annuity Commencement Date will be offered to the Certificate Owner.

We will notify the Certificate Owner prior to the Maturity Date of their options for renewal. In order to elect a different Guarantee Period, the Certificate Owner must notify the Company in writing before the end of the 30-day period immediately preceding the Maturity Date of the current Guarantee Period. The Certificate Owner may not select a Guarantee Period that would extend beyond the Annuity Commencement Date then in effect.

We reserve the right to offer Guarantee Periods of durations other than those available on the Certificate Date. We also reserve the right to cease offering a particular Guarantee Period or Periods.



GA-MC-1070                         8                      6/00

----------------------------------------------------------------------------

MARKET VALUE ADJUSTMENTS

A Market Value Adjustment will be applied upon withdrawal or application to an Income Plan if made more than 30 days prior to the Maturity Date of the current Guarantee Period, except on free Partial Withdrawal amounts as described on page 10.

Market Value Adjustments will be applied as follows:

(a) The Market Value Adjustment will be applied to the amount withdrawn before deduction of any applicable Surrender Charge.
(b) For a Partial Withdrawal, the Market Value Adjustment will be calculated on the total amount that must be withdrawn, in order to provide the amount requested.

The Market Value Adjustment is determined by multiplying the amount of the Accumulation Value withdrawn by the following factor:

                         ((   1 +  I    ) N/365
                         ----------------
                         ( 1  + J  + .0050))           -1

Where I is the Index Rate on the first day of the applicable Guarantee Period; J is the Index Rate for new Guarantee Periods equal to the number of years (fractional years rounded up to the next full year) remaining in the Guarantee Period at the time of the calculation; and N is the remaining number of days in the Guarantee Period at the time of calculation.

The Index Rate is the average of the Ask Yields for the U.S. Treasury Strips as reported by a national quoting service for the applicable maturity. The average is based on the period from the 22nd day of the calendar month two months prior to the calendar month of Index Rate determination to the 21st day of the calendar month immediately prior to the month of determination. The applicable maturity date for these U.S. Treasury Strips is on or next following the last day of the Guarantee Period. If the Ask Yields are no longer available, the Index Rate will be determined using a suitable replacement method.

We currently set the Index Rate once each calendar month. However, we reserve the right to set the Index Rate more frequently than monthly, but in no event will such Index Rate be based on a period less than 28 days.
























GA-MC-1070                        9                            6/00

                        THE CONTRACT'S BENEFITS
----------------------------------------------------------------------------

While this Contract is in effect, there are important rights and benefits that are available to the Certificate Owner. We discuss these rights and benefits in this section.

CASH SURRENDER VALUE BENEFIT

Cash Surrender Value
The Cash Surrender Value, while the Annuitant is living and before the Annuity Commencement Date, is determined as follows:
  (1)  We take the Certificate's Accumulation Value;
  (2)  We adjust for any applicable Market Value Adjustment;
  (3)  We deduct any Surrender Charges as shown on the Certificate
       Schedule Page;
  (4) We deduct any charges shown in the Certificate that have been incurred but not yet deducted, including any applicable Premium Tax.

BEGINNING ON THE THIRTIETH DAY IMMEDIATELY PRECEDING THE MATURITY DATE OF A GUARANTEE PERIOD THERE IS NO SURRENDER CHARGE OR MARKET VALUE ADJUSTMENT. A WRITTEN REQUEST BY THE CERTIFICATE OWNER FOR SURRENDER OR TRANSFER TO ANOTHER GUARANTEE PERIOD MUST BE RECEIVED IN OUR CUSTOMER SERVICE CENTER BEFORE THE END OF SUCH 30-DAY PERIOD OF THE INITIAL OR SUBSEQUENT GUARANTEE PERIOD. SURRENDER CHARGES AND THE MARKET VALUE ADJUSTMENT APPLY TO EACH SUBSEQUENT GUARANTEE PERIOD. SURRENDER CHARGES FOR EACH SUBSEQUENT GUARANTEE PERIOD START AT 8% FOR THE FIRST YEAR, THEN DECREASE BY 1% PER YEAR BEGINNING IN YEAR 2 UNTIL THE MATURITY DATE OF THAT GUARANTEE PERIOD.

Canceling to Receive the Cash Surrender Value
At any time while the Annuitant is living and before the Annuity Commencement Date, a Certificate Owner may surrender a Certificate to us. To do this, a Certificate Owner must return the Certificate with a signed request for cancellation to our Customer Service Center.

The Cash Surrender Value will vary daily.   We will determine the Cash
Surrender Value as of the date we receive the Certificate and the Certificate Owner's signed request in our Customer Service Center.
All benefits under the Certificate will then end.

We will usually pay the Cash Surrender Value within seven days; but, we may delay payment as described in the Payments We May Defer provision.

PARTIAL WITHDRAWAL OPTION

The Certificate Owner may make a Partial Withdrawal at any time by giving written notice to us.

The maximum amount that can be withdrawn each Certificate Year without being considered an excess Partial Withdrawal is described below. We will collect a Surrender Charge and Market Value Adjustment for excess Partial Withdrawals and a charge for any unrecovered Premium Taxes. The minimum Partial Withdrawal amount is $100. After a Partial Withdrawal, the remaining Cash Surrender Value must be at least $1000 to keep the Certificate in force.

The free withdrawal amount for a Certificate Year is equal to 12 months of interest earned and not previously withdrawn in the prior 12 months.

Systematic Partial Withdrawals of interest may be elected to commence after 28 days from the Certificate Issue Date and may be taken on a monthly, quarterly or annual basis. The Certificate Owner selects the day withdrawals will be made, but no later than the 28th date of the month. If the Certificate Owner does not elect a day, the Certificate Date will be used. The maximum withdrawal amount is equal to the interest earned for the prior month, quarter, or year (depending on the frequency selected).





GA-MC-1070                        10                           6/00

----------------------------------------------------------------------------

For any Certificate Year in which the total amount withdrawn exceeds the free withdrawal amount, a Surrender Charge and Market Value Adjustment will apply to the excess Partial Withdrawal. If the Certificate is surrendered, the Surrender Charge and Market Value Adjustment will apply to the total amount withdrawn in that Certificate Year, including any Partial Withdrawals.

NO SURRENDER CHARGE OR MARKET VALUE ADJUSTMENT WILL APPLY TO PARTIAL WITHDRAWALS OR SURRENDERS DURING THE 30 DAYS IMMEDIATELY PRECEDING THE MATURITY DATE OF A GUARANTEE PERIOD.

PROCEEDS PAYABLE TO THE BENEFICIARY

Prior to the Annuity Commencement Date
If the sole Certificate Owner dies prior to the Annuity Commencement Date, we will pay the Beneficiary the death benefit. The death benefit is equal to the Accumulation Value as of the date of death.
No Surrender Charge or Market Value Adjustment will be applied. If there are joint Certificate Owners and any Certificate Owner dies, we will pay the surviving Certificate Owners the death benefit. We will pay the amount on receipt of due proof of the Certificate Owner's death at our Customer Service Center. Such amount may be received in a single lump sum or applied to any of the Annuity Options (see Choosing an Income Plan). When the Certificate Owner (or all Certificate Owners where there are joint Certificate Owners) is not an individual, the death benefit will become payable on the death of the Annuitant prior to the Annuity Commencement Date (unless a Contingent Annuitant survived the Annuitant). Only one death benefit is payable under a Certificate. In all events, distributions under a Certificate must be made as required by applicable law.

Spousal Continuation upon Death of Certificate Owner
If at the Certificate Owner's death, the surviving spouse of the deceased Certificate Owner is the Beneficiary, then such surviving spouse may elect to continue the Certificate as their own pursuant to Internal Revenue Code Section 72(s) or the equivalent provisions of the U.S. Treasury Department rules for qualified plans.

How to Claim Payments to Beneficiary
We must receive proof of the Certificate Owner's (or the Annuitant's) death before we will make any payments to the Beneficiary. We will calculate the death benefit as of the date we receive due proof of death. The Beneficiary should contact our Customer Service Center for instructions.

EXEMPTION OF BENEFITS

All payments of Benefits under this Contract and any Certificate will be made from our Customer Service Center. To the extent allowed by law, the Benefits will be free from creditor's claims or legal process.



















GA-MC-1070                         11                     6/00

                        CHOOSING AN INCOME PLAN
----------------------------------------------------------------------------

ANNUITY BENEFITS

If the Annuitant and Certificate Owner are living on the Annuity Commencement Date, we will begin making payments to the Certificate Owner. We will make these payments under the Annuity Option (or Options) as chosen initially or as subsequently selected. The Certificate Owner may choose or change an Annuity Option by making a written request at least 30 days prior to the Annuity Commencement Date. Unless the Certificate Owner has chosen otherwise, Option 2 on a 10-year period certain basis will become effective. The amounts of the payments will be determined by applying the Accumulation Value adjusted by a Market Value Adjustment, if applicable, on the Annuity Commencement Date in accordance with the Annuity Options section below (see Payments We Defer). Surrender Charges will be waived. A Market Value Adjustment may apply if the Annuity Commencement Date is more than 30 days prior to the Maturity Date of the Guarantee Period. Before we pay any Annuity Benefits, we require the return of the Certificate. If the Certificate has been lost, we require the applicable lost Certificate form.

ANNUITY COMMENCEMENT DATE SELECTION

The Certificate Owner selects the Annuity Commencement Date. The Certificate Owner may select any date following the first Certificate Anniversary but before the required date of Annuity Commencement as shown in the Certificate. If the Certificate Owner does not select a date, the Annuity Commencement Date will be in the month following the required date of Annuity Commencement.

FREQUENCY SELECTION

The Certificate Owner may choose the frequency of the Annuity
Payments. They may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from the Certificate Owner, the payments will be made monthly.

THE INCOME PLAN

While a Certificate is in effect and before the Annuity Commencement Date, the Certificate Owner may chose one or more Annuity Options for the payment of death benefit proceeds. If, at the time of the Certificate Owner's death, no Option has been chosen for paying the death benefit proceeds, the Beneficiary may choose an Option within one year. The Certificate Owner may also elect an Annuity Option on surrender of the Certificate for its Cash Surrender Value. For each Option we will issue a separate written agreement putting the Option into effect.

Our approval is needed for any Option where:
  (1) the person named to receive payment is other than the Certificate Owner or Beneficiary; or
  (2) the person named is not a natural person, such as a corporation; or
  (3) any income payment would be less than the minimum annuity income payment shown in the Certificate.

THE ANNUITY OPTIONS

There are three Options to choose from.  They are:

Option 1.  Income for a Fixed Period
Payment is made in equal installments for a fixed number of years.
The payment period cannot be more than 30 years nor less than 5 years. We guarantee each monthly payment will be at least the Income for Fixed Period amount shown in the Certificate. Values for annual, semiannual or quarterly payments are available on request.







GA-MC-1070                        12                           6/00

----------------------------------------------------------------------------

Option 2. Income for Life Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. The period certain can be 10 or 20 years. Other periods certain are available on request. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death.

We guarantee each payment will be at least the amount shown in the Certificate. By age, we mean the named person's age on his or her nearest birthday before the Option's effective date. Amounts for ages not shown are available on request.

Option 3.  Joint Life Income
This Option is available if there are two persons named to receive payments. At least one of the persons named must be either the Certificate Owner or Beneficiary of the Certificate. Monthly payments are guaranteed and are made as long as at least one of the named persons is living. The monthly payment amounts are available upon request. Such amounts are guaranteed and will be calculated on the same basis as the Table for Income for Life, however, the amounts will be based on two lives.

The minimum rates for Option 1 are based on 3% interest, compounded annually. The minimum rates for Options 2 and 3 are based on 3% interest, compounded annually, and the Annuity 2000 Mortality Table. We may pay a higher rate at our discretion.

PAYMENT WHEN NAMED PERSON DIES

When the person named to receive payment dies, we will pay any amounts still due as provided by the Option agreement. The amounts still due are determined as follows:

  (1) For Option 1 or for any remaining guaranteed payments in Option 2, payments will be continued.
  (2) For Option 3, no amounts are payable after both named persons have died.
































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                      OTHER IMPORTANT INFORMATION
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ENTIRE CONTRACT

This Contract, including any attached riders, endorsements, or amendments constitutes the entire Contract between the Contractholder and us. All statements made by the Contractholder, any Certificate Owner or any Annuitant will be deemed representations and not warranties.

SENDING NOTICE TO US

Any written notices or requests should be sent to our Customer Service
Center.

REPORTS TO THE CERTIFICATE OWNER

We will send the Certificate Owner a report at least once during each Certificate Year. The report will show the Accumulation Value and the Cash Surrender Value as of the end of the Certificate processing period. The report will also show the amounts deducted from or added to the Accumulation Value since the last report. The report will also include any information that may be currently required by the insurance supervisory official of the jurisdiction in which the Contract is delivered.

ASSIGNMENT

Benefits under a Certificate may be assigned as collateral security for a loan or other obligation. This does not change the Certificate ownership. The Certificate Owner's rights and any Beneficiary's rights are subject to terms of the assignment. To make or release an assignment, we must receive written notice satisfactory to us, at our Customer Service Center. We are not responsible for the validity of any assignment.

CHANGING A CERTIFICATE

A Certificate may be changed to another annuity plan according to our rules at the time of the change.

CONTRACT CHANGES - APPLICABLE TAX LAW

We reserve the right to make changes in this Contract to the extent we deem it necessary to continue to qualify this Contract as an annuity. Any such changes will apply uniformly to all Contracts that are affected. The Contractholder and any Certificate Owners will be given advance written notice of such changes.

MISSTATEMENT OF AGE OR SEX

If an age or sex has been misstated, the amounts payable or benefits provided by a Certificate will be those that the Premium Payment made would have bought at the correct age or sex.

NON-PARTICIPATING

This Contract and any Certificates will not participate in the divisible surplus of Golden American Life Insurance Company.












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                OTHER IMPORTANT INFORMATION (continued)
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PAYMENTS WE MAY DEFER

We may, at any time, defer payment of the Cash Surrender Value for up to six months after we receive a request for it. We will allow interest of at least 3.00% a year on any Cash Surrender Value payment derived from requests that we defer 30 days or more. If the applicable state law requires interest at a greater rate, we will pay the greater rate.

AUTHORITY TO MAKE AGREEMENTS

All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, can:
  (1)    change any of this Contract's or a Certificate's terms;
  (2)    extend the time for Premium Payments; or
  (3)    make any agreement binding on us.

REQUIRED NOTE ON OUR COMPUTATIONS

We have filed a detailed statement of our computations with the insurance supervisory official in the jurisdiction where this Contract is delivered. The values are not less than those required by the law of that state or jurisdiction.



































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SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY MASTER CONTRACT
Annuity benefit payable at Commencement Date. Death benefit payable in event of the Certificate Owner's death prior to Commencement Date. Benefits guaranteed if the Certificate is held for a period equal to the current Guarantee Period. The Cash Surrender Values are based on a separate account Market Value Adjustment formula if the annuity is held for a shorter period. CASH SURRENDER VALUES MAY INCREASE OR DECREASE BASED ON THE MARKET VALUE ADJUSTMENT FORMULA. Nonparticipating.





GA-MC-1070                                                     6/00

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